This Prospectus Supplement is
                                                filed pursuant to Rule 424(b)(2)
                                                under Registration Statement
                                                Nos. 333-46527 and 333-46527-01

PROSPECTUS SUPPLEMENT dated                     Pricing Supplement No. 1
March 24, 1998 to PROSPECTUS
dated February 26, 1998.

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                              TEXACO CAPITAL INC.
                                  SERIES 1998
                               MEDIUM-TERM NOTES
                                 Guaranteed by
                                  Texaco Inc.

                Notes Due More Than 9 Months From Date of Issue


Principal Amount:               $25,000,000.00                    Maturity Date:            April 6, 2018
Specified Currency:             U.S. Dollar                       Extendible:               No
Fixed Rate Note:                Yes                               Final Maturity Date:      N/A
     Interest Rate:             Year 1: 6.50%    Year 11: 7.00%   Issue Price:              100.000%
                                Year 2: 6.55%    Year 12: 7.05%   Record Dates:             March 21 and September 21
                                Year 3: 6.60%    Year 13: 7.10%   Interest Payment Dates:   April 6 and October 6
                                Year 4: 6.65%    Year 14: 7.15%   Original Issue Date:      April 6, 1998
                                Year 5: 6.70%    Year 15: 7.20%   Book-Entry Note:          Yes
                                Year 6: 6.75%    Year 16: 7.50%   Certificated Note:        No
                                Year 7: 6.80%    Year 17: 7.60%   Redemption Provisions:    The Note may not be redeemed
                                Year 8: 6.85%    Year 18: 8.00%                             before 4/6/99. On or after that date,
                                Year 9: 6.90%    Year 19: 9.00%                             the Note may be redeemed, in whole
                                Year 10: 6.95%   Year 20: 10.00%                            at par, semiannually (based on following
Zero-Coupon Note:               No                                                          business day convention) at the coupon
                                                                                            dates at the option of Texaco Capital
Floating Rate Note:             No                                                          Inc. on not less than 30 days nor more
  Base Rate:                    N/A                                                         than 60 days notice, at 100% of its
  - CD Rate:                    N/A                                                         principal amount, together with
  - Commercial Paper Rate:      N/A                                                         accrued interest to the date fixed
  - Federal Funds Rate:         N/A                                                         for redemption.
  - LIBOR:                      N/A
  - Treasury Rate:              N/A
                                                                  Repayment Provisions:     No
  - Other:                      N/A                               Currency Indexed Note:    No
  Initial Interest Rate:        N/A                                 - Denominated Currency: N/A
  Interest Reset Period:        N/A                                 - Indexed Currency:     N/A
  Interest Reset Dates:         N/A                                 - Face Amount:          N/A
  Interest Determination Dates: N/A                                 - Base Exchange Rate:   N/A
  Interest Payment Period:      N/A                                 - Calculation Agent:    N/A
  Interest Payment Dates:       N/A                                 - Reference Dealer:     N/A
  Index Maturity:               N/A                               Commodity Indexed Notes:  No
  Maximum Interest Rate:        N/A                               Other Terms:              No
  Minimum Interest Rate:        N/A
  Spread:                       N/A
  Spread Multiplier:            N/A
  Issuer Able to Change Spread
    or Spread Multiplier:       N/A

                                                                  Smith Barney Inc
                                                                  ----------------
                                                                  Name of Agent


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